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Exhibit 1.1

CHEMTURA CORPORATION

Debt Securities

UNDERWRITING AGREEMENT

        1.    Introductory.    Chemtura Corporation, a Delaware corporation ("Company"), proposes to issue and sell from time to time certain of its unsecured debt securities registered under the registration statement referred to in Section 2(a) ("Registered Securities"). The Registered Securities will be issued under an indenture, dated as of April 24, 2006 (the "Indenture") among the Company, the guarantors named therein, and Wells Fargo, N.A., as Trustee, in one or more series, which series may vary as to interest rates, maturities, redemption provisions, selling prices and other terms, with all such terms for any particular series of the Registered Securities being determined at the time of sale. Particular series of the Registered Securities will be sold pursuant to a Terms Agreement referred to in Section 3, for resale in accordance with terms of offering determined at the time of sale. The obligations of the Company under the Indenture and the Registered Securities will be unconditionally guaranteed (the "Guarantees"), on a joint and several basis, by each of the subsidiaries of the Company listed on Schedule II hereto, as such Schedule II may be amended by any Terms Agreement (the "Guarantors" and, together with the Company, the "Issuers").

        The Registered Securities involved in any such offering are hereinafter referred to as the "Offered Securities". The firm or firms which agree to purchase the Offered Securities are hereinafter referred to as the "Underwriters" of such securities, and the representative or representatives of the Underwriters, if any, specified in a Terms Agreement referred to in Section 3 are hereinafter referred to as the "Representatives"; provided, however, that if the Terms Agreement does not specify any representative of the Underwriters, the term "Representatives", as used in this Agreement (other than in Sections 2(b), 6(c) and 7 and the second sentence of Section 3), shall mean the Underwriters.

        2.    Representations and Warranties of the Issuers.    Each of the Issuers, jointly and severally, as of the date of each Terms Agreement referred to in Section 3, represents and warrants to, and agrees with, each Underwriter that:

          (a)   An automatic shelf registration statement (No. 333-133376), including a prospectus, relating to the Registered Securities has been filed with the Securities and Exchange Commission ("Commission") and has become effective. "Registration Statement" as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and any information in a prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B ("Rule 430B") or 430C ("Rule 430C") under the Securities Act of 1933 ("Act") that has not been superseded or modified. "Registration Statement" without reference to a time means the Registration Statement as of the time of the first contract of sale for the Offered Securities, which time shall be considered the "Effective Date" of the Registration Statement relating to the Offered Securities. For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B.

          "Statutory Prospectus" as of any time means the prospectus relating to the Offered Securities that is included in the Registration Statement immediately prior to that time, including any document incorporated by reference therein and any basic prospectus or prospectus supplement deemed to be a part thereof pursuant to Rule 430B or 430C that has not been superseded or modified. For purposes of this definition, information contained in a form of prospectus (including a prospectus supplement) that is deemed to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus only as of the actual time that form of prospectus (including a prospectus supplement) is filed with the Commission pursuant to Rule 424(b) ("Rule 424(b)") under the Act. "Prospectus" means the Statutory Prospectus that discloses the public offering price and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

          "Issuer Free Writing Prospectus" means any "issuer free writing prospectus," as defined in Rule 433 ("Rule 433") under the Act, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company's records pursuant to Rule 433(g). "General Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being specified in a schedule to the Terms Agreement. "Limited Use Issuer Free Writing Prospectus" means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus. "Applicable Time" means the time and date so stated in the Terms Agreement referred to in Section 3.

          (b)   At the time the Registration Statement last became or is deemed to have become effective, at the time of each amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether by post-effective amendment, incorporated report or form of prospectus) and on the Effective Date relating to the Offered Securities, the Registration Statement conformed and will conform in all respects to the requirements of the Act and the rules and regulations of the Commission ("Rules and Regulations") and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. On the date of each Terms Agreement referred to in Section 3, the Registration Statement and the Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations, and neither of such documents will include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, except that the foregoing does not apply to statements in or omissions from any of such documents based upon written information furnished to the Company by any Underwriter through the Representatives, if any, specifically for use therein.

          (c)   (i)    (A) At the time of initial filing of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 or form of prospectus), and (C) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Act) made any offer relating to the Offered Securities in reliance on the exemption of Rule 163 under the Act, the Company was a "well known seasoned issuer" as defined in Rule 405 ("Rule 405") under the Act, including not having been an "ineligible issuer" as defined in Rule 405.

            (ii)   The Registration Statement is an "automatic shelf registration statement," as defined in Rule 405, that initially became effective within three years of the date of the Terms Agreement.

            (iii)  The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) ("Rule 401(g)(2)") under the Act objecting to use of the automatic shelf registration statement form. If at any time when Offered Securities remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Lead Underwriter, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Offered Securities, in a form satisfactory to the Lead Underwriter, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as reasonably practicable, and (iv) promptly notify the Lead Underwriter of such effectiveness. The Company will take all other action reasonably necessary or appropriate to permit the public offering and sale of the Offered Securities to continue as contemplated in the registration statement that was the subject of the Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

            (iv)  The Company has paid or shall pay the required Commission filing fees relating to the Offered Securities within the time required by Rule 456(b)(1) under the Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Act.

          (d)   (i)    At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Offered Securities and (ii) at the date of the Terms Agreement, the Company was not and is not an "ineligible issuer," as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405 and (y) the Company in the preceding three years not having been the subject of a bankruptcy petition or insolvency or similar proceeding, not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Securities, all as described in Rule 405.

          (e)   As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the Statutory Prospectus, and any documents listed or disclosures in a schedule attached to the Terms Agreement, all considered together (collectively, the "General Disclosure Package"), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any prospectus included in the Registration Statement or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

          (f)    Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Lead Underwriter as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, (i) the Company has promptly notified or will promptly notify the Lead Underwriter and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement

          (g)   As of the Closing Date, the Company will have the authorized, issued and outstanding capitalization set forth in the General Disclosure Package (other than the subsequent expiration or exercise of stock options); all of the subsidiaries of the Company are listed in Schedule I attached hereto (each, a "Subsidiary" and collectively, the "Subsidiaries"); all of the outstanding shares of capital stock of the Company and its Subsidiaries have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; all of the outstanding shares of capital stock of the Company and of each of its Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than any security interests required under the Credit Agreement and those imposed by the Act and the securities or "Blue Sky" laws of certain jurisdictions) or voting. Except for the Subsidiaries or as disclosed in the General Disclosure Package, or with respect to joint ventures only, except as set forth on Schedule I, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

          (h)   Each of the Company and its Subsidiaries is duly incorporated or organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all requisite corporate or other power and authority to own its properties and conduct its business as now conducted and as described in the General Disclosure Package (except where failure to be in good standing would not have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Subsidiaries, taken as a whole (any such event, a "Material Adverse Effect"); each of the Company and the Subsidiaries is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

          (i)    The Guarantees to be issued by each of the Guarantors have been duly authorized by each Guarantor and will be duly executed and delivered by such Guarantor. When the Offered Securities are issued, executed and authenticated in accordance with the terms of the Indenture (assuming due authorization, execution and delivery by the applicable Trustee), the Guarantee of each Guarantor endorsed thereon will constitute valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          (j)    The Issuers have all requisite corporate power and authority to execute, deliver and perform each of their obligations under the Offered Securities. The Offered Securities, when issued, will be in the form contemplated by the Indenture. The Offered Securities have been duly and validly authorized by the Company and, when executed by the Company and authenticated by the Trustee in accordance with the provisions of the Indenture and, in the case of the Offered Securities, when delivered to and paid for by the Underwriters in accordance with the terms of the Terms Agreement (including the provisions of this Agreement), will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, and enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          (k)   The Issuers have all requisite corporate or other power and authority to execute, deliver and perform their obligations under the Indenture. The Indenture has been duly qualified under the Trust Indenture Act of 1939 ("Trust Indenture Act"). The Indenture has been duly and validly authorized by the Issuers and, when executed and delivered by the Issuers (assuming the due authorization, execution and delivery by the Trustee), will constitute a valid and legally binding agreement of the Issuers, enforceable against the Issuers in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

          (l)    The Issuers have all requisite corporate or other power and authority to execute, deliver and perform their obligations under this Agreement and the Terms Agreement and to consummate the transactions contemplated hereby. The Terms Agreement (including the provisions of this Agreement) and the consummation by the Issuers of the transactions contemplated hereby have been duly and validly authorized by the Issuers. The Terms Agreement has been duly executed and delivered by the Issuers.

          (m)  No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the issuance and sale by the Issuers of the Offered Securities to the Underwriters or the consummation by the Issuers of the other transactions contemplated by the Terms Agreement (including the provisions of this Agreement) in connection with the issuance and sale of the Offered Securities by the Company, except such as have been obtained and such as may be required under state securities, "Blue Sky" laws in connection with the purchase and resale of the Offered Securities by the Underwriters. None of the Issuers is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, "Contracts"), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

          (n)   The execution, delivery and performance by the Issuers of this Agreement and the Indenture and the consummation by the Issuers of the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Offered Securities to the Underwriters) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of the Subsidiaries or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

          (o)   The audited consolidated financial statements of the Company and the Subsidiaries included in the General Disclosure Package present fairly in all material respects the financial position, results of operations and cash flows of the Company and the Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise stated therein. Any schedules included in the Registration Statement present fairly the information required to be stated therein. The summary and selected financial data (other than pro forma information) in the General Disclosure Package present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. KPMG LLP (the "Independent Accountants") is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

          (p)   The pro forma financial statements (including the notes thereto) and the other pro forma financial information included in the General Disclosure Package (i) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and (iii) have been properly computed on the bases described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information included in the General Disclosure Package are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

          (q)   Other than as disclosed in the General Disclosure Package, there is not pending or, to the knowledge of any Issuer, threatened any action, suit, proceeding, inquiry or investigation to which the any of the Issuers is a party, or to which the property or assets of any of the Issuers is subject, before or brought by any court, arbitrator or governmental agency or body that, if determined adversely to the Company or any of the Subsidiaries, would, individually or in the aggregate, have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Offered Securities to be sold hereunder or the consummation of the other transactions described in the General Disclosure Package.

          (r)   Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the General Disclosure Package ("Permits"), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the General Disclosure Package and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

          (s)   Since the date of the most recent financial statements appearing in the General Disclosure Package, except as described therein, (i) none of the Issuers has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, have a Material Adverse Effect, (ii) none of the Issuers has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock (other than with respect to any of the Subsidiaries, the purchase of, or dividend or distribution on, capital stock owned by the Company) and (iii) there shall not have been any material change in the capital stock (other than pursuant to employee benefit plans described in the General Disclosure Package) or long-term indebtedness of any of the Issuers.

          (t)    Each of the Issuers has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies that the Company or any Subsidiary is contesting in good faith and for which the Company or such Subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Company or any of the Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect.

          (u)   The statistical information included in the General Disclosure Package derived from information provided by the Company is accurate in all material respects, and the market-related data included in the General Disclosure Package is based on sources that the Company believes to be reliable.

          (v)   Each of the Issuers has good and marketable title to all real property and good and marketable title to all personal property described in the General Disclosure Package as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the General Disclosure Package as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the General Disclosure Package or to the extent the failure to have such title or the existence of any such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. All leases, contracts and agreements to which any of the Issuers is a party or by which any of them is bound are valid and enforceable against the Company or such Subsidiary, and are valid and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions that would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not, individually or in the aggregate, have a Material Adverse Effect, (1) the Issuers own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the General Disclosure Package, and (2) none of the Issuers has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained would have a Material Adverse Effect.

          (w)  Other than as disclosed in the General Disclosure Package or except as would not, individually or in the aggregate, have a Material Adverse Effect (A) each of the Issuers is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) each of the Issuers has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of any of the Issuers, threatened against any of the Issuers under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by any of the Issuers, (E) none of the Issuers has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or any comparable state law and (F) no property or facility of any of the Issuers is (i) listed or proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

          For purposes of this Agreement, "Environmental Laws" means the common law and all applicable foreign, federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

  (x)
  There is no strike, labor dispute or work stoppage with the employees of any of the Issuers that is pending or, to the knowledge of any of the Issuers, threatened that would have a Material Adverse Effect.

          (y)   Each of the Issuers carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties or consistent with industry practice.

          (z)   Except as described in the General Disclosure Package, none of the Issuers has incurred any liability that has not been satisfied in full arising from any prohibited transaction or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to which the any of the Issuers makes, or has made, or had an obligation to make, a contribution within the past six years and in which any employee of any Issuer is or has ever been a participant. With respect to such plans, each of the Issuers is in compliance in all material respects with all applicable provisions of ERISA and all required contributions have been made.

          (aa) The Company (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

          (bb) The Company is not an "investment company" as such term is defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

          (cc) The Offered Securities and the Indenture will conform in all material respects to the descriptions thereof in the General Disclosure Package.

          (dd) Immediately after the consummation of the transactions contemplated by this Agreement, the fair value and present fair saleable value of the assets of the Company will exceed the sum of its stated liabilities and identified contingent liabilities; the Company is not, nor will the Company be, after giving effect to the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, (a) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (b) unable to pay its debts (contingent or otherwise) as they mature or (c) otherwise insolvent.

        Any certificate signed by any officer of any of the Issuers and delivered to any Initial Purchaser or to counsel for the Underwriters shall be deemed a joint and several representation and warranty by each of the Issuers to each Initial Purchaser as to the matters covered thereby.

        3.    Purchase and Offering of Offered Securities.    The obligation of the Underwriters to purchase the Offered Securities will be evidenced by an agreement or exchange of other written communications ("Terms Agreement") at the time the Company determines to sell the Offered Securities. The Terms Agreement will incorporate by reference the provisions of this Agreement, except as otherwise provided therein, and will specify the firm or firms which will be Underwriters, the names of any Representatives, the principal amount to be purchased by each Underwriter, the purchase price to be paid by the Underwriters and the terms of the Offered Securities not already specified in the Indenture, including, but not limited to, interest rate, maturity, any redemption provisions and any sinking fund requirements. The Terms Agreement will also specify the time and date of delivery and payment (such time and date, or such other time not later than seven full business days thereafter as the Underwriter first named in the Terms Agreement (the "Lead Underwriter") and the Company agree as the time for payment and delivery, being herein and in the Terms Agreement referred to as the "Closing Date"), the place of delivery and payment and any details of the terms of offering that should be reflected in the prospectus supplement relating to the offering of the Offered Securities. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the Closing Date (if later than the otherwise applicable settlement date) shall be the date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The obligations of the Underwriters to purchase the Offered Securities will be several and not joint. It is understood that the Underwriters propose to offer the Offered Securities for sale as set forth in the Prospectus.

        The Offered Securities delivered to the Underwriters on the Closing Date will be in a form reasonably acceptable to the Lead Underwriter.

        4.    Certain Agreements of the Company.    The Company agrees with the several Underwriters that it will furnish to counsel for the Underwriters, one signed copy of the registration statement relating to the Registered Securities, excluding all exhibits, in the form it became effective and of all amendments thereto and that, in connection with each offering of Offered Securities:

          (a)   The Company has filed or will file each Statutory Prospectus (including the Prospectus) pursuant to and in accordance with Rule 424(b)(2) (or, if applicable and consented to by the Lead Underwriter, subparagraph (5)) not later than the second business day following the earlier of the date it is first used or the date of the Terms Agreement. The Company has complied and will comply with Rule 433.

          (b)   Prior to the Closing Date, the Company will advise the Lead Underwriter promptly of any proposal to amend or supplement the Registration Statement or any Statutory Prospectus and will afford the Lead Underwriter a reasonable opportunity to comment on any such proposed amendment or supplement; and the Company will also advise the Lead Underwriter promptly of the filing of any such amendment or supplement and of the institution by the Commission of any stop order proceedings in respect of the Registration Statement or of any part thereof and will use its reasonable best efforts to prevent the issuance of any such stop order and to obtain as soon as possible its lifting, if issued.

          (c)   If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 under the Act would be) required to be delivered under the Act in connection with sales by any Underwriter or dealer, any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Prospectus to comply with the Act, the Company promptly will notify the Lead

  Underwriter of such event and will promptly prepare and file with the Commission, at its own expense, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Lead Underwriter's consent to, nor the Underwriters' delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5 hereof.

          (d)   As soon as reasonably practicable, but not later than 16 months, after the date of each Terms Agreement, the Company will make generally available to its securityholders an earnings statement covering a period of at least 12 months beginning after the date of such Terms Agreement and satisfying the provisions of Section 11(a) of the Act.

          (e)   The Company will promptly furnish to the Representatives copies of the Registration Statement, any related preliminary prospectus, any related preliminary prospectus supplement, the Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Lead Underwriter reasonably requests. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

          (f)    The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Lead Underwriter designates and will continue such qualifications in effect so long as required for the distribution; provided, however, that in connection therewith, no Issuer shall be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation, in each case, in any such jurisdiction where it is not then so subject.

          (g)   The Company will pay all expenses incident to the performance of its obligations under the Terms Agreement (including the provisions of this Agreement), for any filing fees or other expenses (including reasonable fees and disbursements of counsel) in connection with qualification of the Registered Securities for sale and under the laws of such jurisdictions as the Lead Underwriter may designate and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Offered Securities, for any applicable filing fee incident to, the review by the National Association of Securities Dealers, Inc. of the Registered Securities, for any travel expenses of the Company's officers and employees and any other expenses of the Company in connection with attending or hosting meetings with prospective purchasers of Registered Securities, including the cost of any aircraft chartered in connection with attending or hosting such meetings, for expenses incurred in preparing, printing and distributing each Statutory Prospectus to the Underwriters and for expenses incurred in preparing, printing and distributing each Issuer Free Writing Prospectus to investors and prospective investors. Except as otherwise set forth herein or in any Terms Agreement, the Underwriters shall bear their own expenses.

          (h)   The Company will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to United States dollar-denominated debt securities issued or guaranteed by the Company and having a maturity of more than one year from the date of issue, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the Lead Underwriter for a period beginning at the time of execution of the Terms Agreement and ending the number of days after the Closing Date specified under "Blackout" in the Terms Agreement.

        5.    Free Writing Prospectuses.

          (a)   Each Issuer represents and agrees that, unless it obtains the prior consent of the Lead Underwriter, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Lead Underwriter, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a "free writing prospectus," as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Lead Underwriter is hereinafter referred to as a "Permitted Free Writing Prospectus." Each Issuer represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an "issuer free writing prospectus," as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.

          (b)   If so indicated in the Terms Agreement, the Company will prepare a final term sheet relating to the Offered Securities, containing information that describes the final terms of the Offered Securities and otherwise in a form consented to by the Lead Underwriter, and will file such final term sheet within the period required by Rule 433(d)(5)(ii) following the date such final terms have been established for all classes of the offering of the Offered Securities. Any such final term sheet is an Issuer Free Writing Prospectus and a Permitted Free Writing Prospectus for purposes of this Agreement. Each Issuer also consents to the use by any Underwriter of a free writing prospectus that contains only (i)(x) information describing the preliminary terms of the Offered Securities or their offering or (y) information that describes the final terms of the Offered Securities or their offering and that is included in the final term sheet of the Company contemplated in the first sentence of this subsection or (ii) other information that is not "issuer information," as defined in Rule 433, it being understood that any such free writing prospectus referred to in clauses (i) or (ii) above shall not be an Issuer Free Writing Prospectus for purposes of this Agreement.

        6.    Conditions of the Obligations of the Underwriters.    The obligations of the several Underwriters to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties on the part of the Issuers herein, to the accuracy of the statements of officers of the Issuers made pursuant to the provisions hereof, to the performance by the Issuers of their obligations hereunder and to the following additional conditions precedent:

          (a)   On or prior to the date of the Terms Agreement, the Representatives shall have received a letter, dated the date of delivery thereof, of KPMG LLP confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that:

            (i)    in their opinion the financial statements and any schedules and any summary of earnings examined by them and included in the Prospectus and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations;

            (ii)   they have performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in Statement of Auditing Standards No. 100, Interim Financial Information, on any unaudited financial statements included in the in the Prospectus and the General Disclosure Package;

            (iii)  on the basis of the review referred to in clause (ii) above, a reading of the latest available interim financial statements of the Company, inquiries of officials of the Company who have responsibility for financial and accounting matters and other specified procedures, nothing came to their attention that caused them to believe that:

              (A)  the unaudited financial statements, if any, and any summary of earnings included in the Prospectus or the General Disclosure Package do not comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations or any material modifications should be made to such unaudited financial statements and summary of earnings for them to be in conformity with generally accepted accounting principles;

              (B)  if any unaudited "capsule" information is contained in the Prospectus or the General Disclosure Package, the unaudited consolidated net sales, net operating income, net income and net income per share amounts or other amounts constituting such "capsule" information and described in such letter do not agree with the corresponding amounts set forth in the unaudited consolidated financial statements or were not determined on a basis substantially consistent with that of the corresponding amounts in the audited statements of income;

              (C)  at the date of the latest available balance sheet read by such accountants, or at a subsequent specified date not more than three business days prior to the date of the such letter, there was any change in the capital stock or any increase in short-term indebtedness or long-term debt of the Company and its consolidated subsidiaries or, at the date of the latest available balance sheet read by such accountants, there was any decrease in consolidated net current assets or net assets, as compared with amounts shown on the latest balance sheet included in the General Disclosure Package; or

              (D)  for the period from the closing date of the latest income statement included in the General Disclosure Package to the closing date of the latest available income statement read by such accountants there were any decreases, as compared with the corresponding period of the previous year, in consolidated net sales, net operating income, per share amounts of consolidated income before extraordinary items or net income or in the ratio of earnings to fixed charges;

    except in all cases set forth in clauses (C) and (D) above for changes, increases or decreases which the General Disclosure Package discloses have occurred or may occur or which are described in such letter; and

            (iv)  they have compared specified dollar amounts (or percentages derived from such dollar amounts) and other financial information contained in the Prospectus, each Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectus that is an "electronic road show," as defined in Rule 433(h)) and the General Disclosure Package (in each case to the extent that such dollar amounts, percentages and other financial information are derived from the general accounting records of the Company and its subsidiaries subject to the internal controls of the Company's accounting system or are derived directly from such records by analysis or computation) with the results obtained from inquiries, a reading of such general accounting records and other procedures specified in such letter and have found such dollar amounts, percentages and other financial information to be in agreement with such results, except as otherwise specified in such letter.

  All financial statements and schedules included in material incorporated by reference into the Prospectus or the General Disclosure Package shall be deemed included in the Prospectus or the General Disclosure Package for purposes of this subsection.

          (b)   On or prior to the date of the Terms Agreement, the Representatives shall have received a letter, dated the date of delivery thereof, of Ernst & Young LLP confirming that they are independent public accountants within the meaning of the Act and the applicable published Rules and Regulations thereunder and stating to the effect that: in their opinion the financial statements and any schedules and any summary of earnings for Great Lakes Chemical Corporation examined by them and included in the Prospectus and the General Disclosure Package comply as to form in all material respects with the applicable accounting requirements of the Act and the related published Rules and Regulations.

          (c)   The Representatives shall have received a certificate, dated the Closing Date, signed by the Chief Financial Officer of the Company, in form and substance satisfactory to the

  Representatives, with respect to certain financial information of Great Lakes Chemical Corporation for the six months ended June 30, 2005.

          (d)   The Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 4(a) of this Agreement. No stop order suspending the effectiveness of the Registration Statement or of any part thereof shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Issuers or any Underwriter, shall be contemplated by the Commission.

          (e)   Subsequent to the execution of the Terms Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its Subsidiaries taken as one enterprise which, in the judgment of a majority in interest of the Underwriters including any Representatives, is material and adverse and makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities; (ii) any downgrading in the rating of any debt securities of the Company by any "nationally recognized statistical rating organization" (as defined for purposes of Rule 436(g) under the Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of a majority in interest of the Underwriters including any Representatives, be likely to prejudice materially the success of the proposed issue, sale or disposition of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities or clearance services in the United States or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of a majority in interest of the Underwriters including any Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the public offering or the sale of and payment for the Offered Securities.

          (f)    The Representatives shall have received opinions, dated the Closing Date, of (i) Skadden, Arps, Meagher, Slate & Flom LLP, counsel for the Issuers, (ii) Lynn A. Schefsky, Senior Vice President and General Counsel of the Company, and (iii) local counsel in each jurisdiction other than Delaware, Georgia and Minnesota in which a Guarantor is organized, in each case to the effect set forth in Exhibit A hereto.

          (g)   The Representatives shall have received from Cahill Gordon & Reindel llp, counsel for the Underwriters, such opinion or opinions, dated the Closing Date, with respect to the incorporation of the Company, the validity of the Offered Securities, the Registration Statement, the General Disclosure Package, the Prospectus and other related matters as the Representatives may require, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

          (h)   The Representatives shall have received a certificate, dated the Closing Date, of the President or any Vice President and a principal financial or accounting officer of each of the Issuers in which such officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of such Issuer in this Agreement are true and correct, that such Issuer has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or of any part thereof has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission and that, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

          (i)    The Representatives shall have received a letter, dated the Closing Date, of KPMG LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection. The Representatives shall have received a letter, dated the Closing Date, of Ernst & Young LLP which meets the requirements of subsection (b) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.

The Issuers will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Lead Underwriter may in its sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters under this Agreement and the Terms Agreement.

        7.    Indemnification and Contribution.

          (a)   The Issuers jointly and severally will indemnify and hold harmless each Underwriter, its partners, members, directors officers and its affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities, joint or several, to which such Underwriter may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus (other than any Issuer Free Writing Prospectus used by such Underwriter in contravention of the first sentence of Section 5(a) hereof), or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Underwriter for any legal or other expenses reasonably incurred by such Underwriter in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuers will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Issuers by any Underwriter through the Representatives, if any, specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

          (b)   Each Underwriter will severally and not jointly indemnify and hold harmless the Issuers, each of their directors and officers and each person, if any, who controls the Issuers within the meaning of Section 15 of the Act, against any losses, claims, damages or liabilities to which the v may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement at any time, any Statutory Prospectus at any time, the Prospectus or any Issuer Free Writing Prospectus, or

  arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuers by such Underwriter through the Representatives, if any, specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Issuers in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in the Terms Agreement.

          (c)   Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or behalf of an indemnified party.

          (d)   If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuers on the one hand and the Underwriters on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Issuers on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Issuers bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Issuers or the Underwriters and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters' obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

          (e)   The obligations of the Issuers under this Section shall be in addition to any liability which the Issuers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Underwriter within the meaning of the Act; and the obligations of the Underwriters under this Section shall be in addition to any liability which the respective Underwriters may otherwise have and shall extend, upon the same terms and conditions, to each director of the Issuers, to each officer of the Issuers who has signed the Registration Statement and to each person, if any, who controls the Issuers within the meaning of the Act.

        8.    Default of Underwriters.    If any Underwriter or Underwriters default in their obligations to purchase Offered Securities under the Terms Agreement and the aggregate principal amount of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, the Lead Underwriter may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under the Terms Agreement (including the provisions of this Agreement), to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to the Lead Underwriter and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, the Terms Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 8. As used in this Agreement, the term "Underwriter" includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

        9.    Survival of Certain Representations and Obligations.    The respective indemnities, agreements, representations, warranties and other statements of the Issuers or their respective officers and of the several Underwriters set forth in or made pursuant to the Terms Agreement (including the provisions of this Agreement) will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Issuers or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the Terms Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Offered Securities by the Underwriters is not consummated, the Issuers shall remain jointly and severally responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Issuers and the Underwriters pursuant to Section 7 shall remain in effect. If the purchase of the Offered Securities by the Underwriters is not

consummated for any reason other than solely because of the termination of the Terms Agreement pursuant to Section 8 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 6(e), the Issuers will reimburse the Underwriters for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.

        10.    Notices.    All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to them at their address furnished to the Company in writing for the purpose of communications hereunder or, if sent to any of the Issuers, will be mailed, delivered or telegraphed and confirmed to it at 199 Benson Road, Middlebury, CT 06749, Attention: Chief Financial Officer.

        11.    Successors.    The Terms Agreement (including the provisions of this Agreement) will inure to the benefit of and be binding upon the Issuers and such Underwriters as are identified in the Terms Agreement and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder.

        12.    Representation of Underwriters.    Any Representatives will act for the several Underwriters in connection with the financing described in the Terms Agreement, and any action under such Terms Agreement (including the provisions of this Agreement) taken by the Representatives jointly or by the Lead Underwriter will be binding upon all the Underwriters.

        13.    Counterparts.    The Terms Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

        14.    Absence of Fiduciary Relationship.    Each Issuer acknowledges and agrees that:

          (a)   the Representatives have been retained solely to act as underwriters in connection with the sale of Offered Securities and that no fiduciary, advisory or agency relationship between the Issuers and the Representatives have been created in respect of any of the transactions contemplated by the Terms Agreement (including the provisions of this Agreement incorporated by reference therein), irrespective of whether the Representatives have advised or is advising the Issuers on other matters;

          (b)   the price of the Offered Securities set forth in the Terms Agreement was established by the Issuers following discussions and arms-length negotiations with the Representatives and the Issuers are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by the Terms Agreement;

          (c)   the Issuers have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Issuers and that the Representatives have no obligation to disclose such interests and transactions to the Issuers by virtue of any fiduciary, advisory or agency relationship; and

          (d)   the Issuers waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Representatives shall have no liability (whether direct or indirect) to the Issuers in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of any of the Issuers, including stockholders, employees or creditors of any of the Issuers.

        15.    Applicable Law.    This Agreement and the Terms Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

        Each of The Issuers hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to the Terms Agreement (including the provisions of this Agreement) or the transactions contemplated thereby.

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Issuers and the several Underwriters in accordance with its terms.

Very truly yours,

CHEMTURA CORPORATION

By	/s/ Karen R. Osar By: Karen R. Osar Title: Executive Vice President and Chief Financial Officer

A & M CLEANING PRODUCTS, LLC
AQUA CLEAR INDUSTRIES, LLC
ASCK, INC.
ASEPSIS, INC.
BIOLAB TEXTILE ADDITIVES, LLC
BIO-LAB, INC.
CHEMTURA USA CORPORATION
CNK CHEMICAL REALTY CORPORATION
CROMPTON COLORS INCORPORATED
CROMPTON HOLDING CORPORATION
CROMPTON MONOCHEM, INC.
ENENCO, INCORPORATED
GREAT LAKES CHEMICAL CORPORATION
GREAT LAKES CHEMICAL GLOBAL, INC.
GT SEED TREATMENT, INC.
HOMECARE LABS, INC.
ISCI, INC.
KEM MANUFACTURING CORPORATION
MONOCHEM, INC.
NAUGATUCK TREATMENT COMPANY
RECREATIONAL WATER PRODUCTS, INC.
UNIROYAL CHEMICAL COMPANY LIMITED (DELAWARE)
WEBER CITY ROAD LLC
WRL OF INDIANA, INC.

By	/s/ Barry J. Shainman By: Barry J. Shainman Title: Secretary

S-1

        The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By	/s/ Paul Milcetic Director

Acting on behalf of itself and as the Representative of the several Underwriters.

S-2

SCHEDULE I

Subsidiaries of the Company

9056-0921 Quebec Inc.
A & M Cleaning Products, LLC
Antimony Products (Proprietary) Ltd.
Aqua Clear Industries, LLC
ASCK, Inc.
ASEPSIS, Inc.
ASEPSIS, Inc.
Assured Insurance Company
Baxenden Chemicals Limited
Baxenden Scandinavia A.S.
BAYROL Deutschland GmbH
BAYROL France S.A.S.
BAYROL Iberica S.A.
BioLab (Gulf) GmbH
BioLab Arabia Limited
BioLab Australia Pty. Ltd.
BioLab Textile Additives, LLC
BioLab U.K. Limited
Bio-Lab Canada, Inc.
Bio-Lab, Inc.
BLSA Industries (Pty) Ltd.
Blue Systemes S.A.S.
Certis Europe B.V.
Chemol France S.A.
Chemol Reszvenytarsasag International
Chemtura (HK) Holding Company Limited
Chemtura (Thailand) Limited
Chemtura Australia Pty. Limited
Chemtura Canada Co./Cie
Chemtura Chemicals India Pte. Limited
Chemtura Chemicals Nanjing Company Limited
Chemtura Colombia Limitada
Chemtura Corporation U.K. Limited
Chemtura GmbH
Chemtura Holding Company, Inc.
Chemtura Hong Kong Limited
Chemtura Italy S.r.l.
Chemtura Japan Limited
Chemtura Korea Inc.
Chemtura Netherlands B.V.
Chemtura Singapore Pte. Ltd.
Chemtura Taiwan Limited
Chemtura USA Corporation
Chemtura-CNCCC Danyang Chemical Company Limited
CNK Chemical Realty Corporation
Crompton & Knowles of Canada Limited

SCHEDULE I-1

Crompton & Knowles Receivables Corporation
Crompton (Uniroyal Chemical) Registrations Limited
Crompton Agribusiness Pty. Limited
Crompton Chemical (Pty) Limited
Crompton Chemicals B.V.
Crompton Colors Incorporated
Crompton Corporation Limitada
Crompton Corporation S.A. de C.V.
Crompton Espana S.L.
Crompton Europe Financial Services Company
Crompton Europe Limited
Crompton European Holdings B.V.
Crompton Financial Holdings
Crompton GmbH
Crompton Grand Banks Inc.
Crompton Holding Corporation
Crompton Holding S.A de C.V.
Crompton Holdings B.V.
Crompton Holdings GmbH
Crompton International Corporation
Crompton Investments S.A.S.
Crompton Ireland Investment Company Limited
Crompton Kazakhstan
Crompton Limitada
Crompton Limited
Crompton LLC
Crompton Monochem, Inc.
Crompton N.V.
Crompton Overseas B.V.
Crompton Quimica S.A.C.I.
Crompton S.A.
Crompton S.A.S.
Crompton Services B.V.B.A.
Crompton Servicios S.A. de C.V.
Crompton Specialties Asia Pacific Pte. Limited
Crompton Specialties GmbH
Crompton Specialties Limited
Crompton Specialties Pty. Limited
Crompton Specialties S.A.
Crompton Specialties Sdn. Bhd.
Crompton Specialties Shanghai Company Limited
Crompton Technology B.V.
Crompton Vinyl Additives GmbH
Crompton, Inc.
Davis-Standard LLC
Enenco, Incorporated
EPA B.V.
GL Development, Ltd.
GLC Holdings GmbH
GLCC Laurel de Mexico, S.A. de C.V.
GLCC Laurel, LLC

SCHEDULE I-2

GLCC Mexico Holdings, Inc.
GLK Holdings (Netherlands) C.V.
Great Lakes (UK) Limited
Great Lakes Chemical (Europe) GmbH
Great Lakes Chemical (Far East) Limited
Great Lakes Chemical (Gulf) GmbH
Great Lakes Chemical (Netherlands) B.V.
Great Lakes Chemical (S) Pte. Ltd
Great Lakes Chemical Corporation
Great Lakes Chemical France S.A.S.
Great Lakes Chemical Global, Inc.
Great Lakes Chemical Konstanz GmbH
Great Lakes Europe Unlimited
Great Lakes Holding (Europe) A.G.
Great Lakes Holding Deutschland GmbH
Great Lakes Holding S.A.S.
Great Lakes Manufacturing (Germany) GmbH
Great Lakes Manufacturing (UK) Limited
Great Lakes Manufacturing Italy S.r.I.
Great Lakes S.A.S.
Great Lakes Sales (Europe) GmbH
Great Lakes Sales (Germany) GmbH
Great Lakes Sales (UK) Limited
Great Lakes Sales France S.A.S.
Great Lakes Sales Italy S.r.I.
Great Lakes Sales Mexico, S. de R.L. de C.V.
Great Lakes Technology (Belgium) N.V.
Great Lakes Trading Company, Inc.
Great Lakes Chemical Vermögensverwaltungs GmbH & Co. KG
GT Seed Treatment, Inc.
Gulf Stabilizers Industries Sales FZCO
Gulf Stabilizers Industries, Ltd.
HomeCare Labs, Inc.
Hydrotech Chemical Corporation
Hydrotech Chemical Corporation Pty. Ltd.
INTERBAYROL, A.G.
ISCI, Inc.
Isofoam Limited
Kem Manufacturing Corporation
Knight Investments B.V.
Monochem, Inc.
MPC S.A.R.L.
Nanjing Crompton Shuguang Organosilicon Specialties Co., Ltd.
Naugatuck Treatment Company
Niagara Insurance Company, Ltd.
NPC Services, Inc.
Poolbrite (SA) (Pty) Ltd
POOLTIME GmbH
PT Crompton Indonesia
QO Chemicals GmbH
QO Chemicals, Inc.

SCHEDULE I-3

Recreational Water Products Inc.
Recreational Water Products Pty. Ltd.
Recreational Water Products, Inc.
Rubicon LLC
Sonneborn Crompton Sodium Joint Venture B.V.
Stabilizers Co., Ltd.
TETRABROM Technologies Ltd.
Unicorb Limited
Unimers India Limited
Uniroyal Chemical Company Limited
Uniroyal Chemical Company Limited (Delaware)
Uniroyal Chemical S.A.
Uniroyal Chemical S.A.R.L.
Uniroyal Chemical Taiwan Limited
Weber City Road LLC
WRL of Indiana, Inc.

SCHEDULE I-4

SCHEDULE II

Guarantors

A & M Cleaning Products, LLC
Aqua Clear Industries, LLC
ASCK, Inc.
ASEPSIS, Inc.
BioLab Textile Additives, LLC
Bio-Lab, Inc.
Chemtura USA Corporation
CNK Chemical Realty Corporation
Crompton Colors Incorporated
Crompton Holding Corporation
Crompton Monochem, Inc.
Enenco, Incorporated
Great Lakes Chemical Corporation
Great Lakes Chemical Global, Inc.
GT Seed Treatment, Inc.
HomeCare Labs, Inc.
ISCI, Inc.
Kem Manufacturing Corporation
Monochem, Inc.
Naugatuck Treatment Company
Recreational Water Products, Inc.
Uniroyal Chemical Company Limited (Delaware)
Weber City Road LLC
WRL of Indiana, Inc.

SCHEDULE II-1

EXHIBIT A

Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

1.
The Company is validly existing in good standing under the laws of the State of Delaware.

2.
Each of the Delaware Guarantors is validly existing in good standing under the laws of the State of Delaware.

3.
Each of the New York Guarantors is validly existing in good standing under the laws of the State of New York.

4.
Each of the Company, the Delaware Guarantors and the New York Guarantors has the corporate or limited liability power, as applicable, and corporate or limited liability authority, as applicable, to execute and deliver each of the Transaction Documents and to consummate the transactions contemplated thereby.

5.
The Underwriting Agreement has been duly authorized, executed and delivered by each of the Company, the Delaware Guarantors and the New York Guarantors.

6.
The Terms Agreement has been duly authorized, executed and delivered by each of the Company, the Delaware Guarantors and the New York Guarantors.

7.
The Indenture has been duly authorized, executed and delivered by each of the Company, the Delaware Guarantors and the New York Guarantors and is a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.

8.
The Notes have been duly authorized and executed by the Company, and when duly authenticated by the Trustee and issued and delivered by the Company against payment therefor in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement) and the Indenture, the Notes will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

9.
The Guarantee by each of the Delaware Guarantors and the New York Guarantors has been duly authorized by each of the Delaware Guarantors and the New York Guarantors, and when the Notes are issued and delivered by the Company against payment therefor in accordance with the terms of the Terms Agreement (including the provisions of the Underwriting Agreement) and the Indenture, such Guarantees will constitute the valid and binding obligation of each of the Guarantors, enforceable against such Guarantors in accordance with their terms.

10.
The statements in the Prospectus Supplement under the caption "Description of Notes," other than under the caption "Book Entry; Delivery and Form," insofar as such statements purport to summarize certain provisions of the Transaction Documents, fairly summarize such provisions in all material respects.

11.
The execution and delivery by the Company, each of the Delaware Guarantors and each of the New York Guarantors of each of the Transaction Documents to which it is a party and the consummation by the Company, each of the Delaware Guarantors and each of the New York Guarantors of the transactions contemplated thereby, including the issuance and sale of the Notes and the issuance of the Guarantees, will not (i) conflict with the applicable Certificates of Incorporation or Bylaws, (ii) constitute a violation of, or a breach or default under, the terms of any Applicable Contract or (iii) violate or conflict with, or result in any contravention of, any Applicable Law or any Applicable Order. We do not express any opinion, however, as to whether the execution, delivery or performance by the Company and each of the Guarantors of each of the

EXHIBIT A-1

  Transaction Documents will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or each of the Guarantors or any of their respective subsidiaries.

12.
No Governmental Approval, which has not been obtained or taken and is not in full force and effect, is required to authorize, or is required for, the execution or delivery of each of the Transaction Documents by the Company or any of the Guarantors to which it is a party or the consummation by the Company or any of the Guarantors of the transactions contemplated thereby.

13.
The Company is not and, solely after giving effect to the offering and sale of the Notes and the application of the proceeds thereof as described in the Prospectus Supplement, will not be subject to registration and regulation as an "investment company" as such term is defined in the Investment Company Act of 1940.

14.
Assuming the accuracy of the representations and warranties of the Company set forth in Sections 2(a), (c), (d) and (h) of the Underwriting Agreement, the Registration Statement became effective upon filing with the Commission pursuant to Rule 462 of the Securities Act and, pursuant to Section 309 of the Trust Indenture Act, the Indenture has been qualified under the Trust Indenture Act, and we have been orally advised by the Commission that (i) no stop order suspending the effectiveness of the Registration Statement has been issued and (ii) no proceedings for that purpose have been instituted or are pending or threatened by the Commission.

15.
The Registration Statement, at the date of the first use of the Statutory Prospectus, and the Base Prospectus, as supplemented by the Prospectus Supplement, as of the date of the Prospectus Supplement, appeared on their face to be appropriately responsive in all material respects to the requirements of the Securities Act and the Rules and Regulations (except that in each case we do not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein or excluded therefrom, including the Statement of Eligibility on Form T-1).

Form of Negative Assurance Letter of Skadden, Arps, Slate, Meagher & Flom LLP

        The negative assurance letter of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company (capitalized terms not otherwise defined herein shall have the meanings provided in the Underwriting Agreement, to which this is an Exhibit), shall be substantially to the effect that:

        In addition, we have participated in conferences with officers and other representatives of the Company and the Guarantors, in-house counsel for the Company and the Guarantors, representatives of the independent accountants of the Company and you and your counsel at which the contents of the Registration Statement, the Prospectus, the General Disclosure Package (as defined below) and related matters were discussed. We did not participate in the preparation of the Incorporated Documents but have, however, reviewed such documents and discussed the business and affairs of the Company with officers and other representatives of the Company. We do not pass upon, or assume any responsibility for, the accuracy, completeness or fairness of the statements contained or incorporated by reference in the Registration Statement or the Prospectus or the General Disclosure Package and have made no independent check or verification thereof (except to the limited extent referred to in paragraph 10 of our opinion to you dated the date hereof).

        No facts have come to our attention that have caused us to believe that the Registration Statement, at the date of the first use of the Statutory Prospectus, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or that the Prospectus, as of its date and as of the date hereof, contained or contains an untrue statement of a material fact or omitted or omits to state a material

EXHIBIT A-2

fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that in each case we do not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein or excluded therefrom or the statements contained in the exhibits to the Registration Statement, including the Form T-1). In addition, on the basis of the foregoing, no facts have come to our attention that have caused us to believe that the General Disclosure Package, as of the Applicable Time, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (except that we do not express any view as to the financial statements, schedules and other financial information included or incorporated by reference therein or excluded therefrom or the statements contained in the exhibits to the Registration Statement, including the Form T-1).

EXHIBIT A-3

Opinion of Lynn A. Schefsky, Senior Vice President and General Counsel of the Company

1.
Each of the Company, the Georgia Guarantors and the Minnesota Guarantor is duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has all requisite corporate power and authority to own its properties and to conduct its business as described in the General Disclosure Package.

2.
Each of the Company and the Subsidiaries is qualified to do business as a foreign corporation in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

3.
All of the issued and outstanding capital stock of each Subsidiary (i) has been duly authorized and validly issued, (ii) is fully paid and non-assessable and (iii) is owned by the Company (except as otherwise described in the General Disclosure Package), directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or, to the best of my knowledge, any pending or threatened claim.

4.
None of the Company or the Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) to my knowledge, in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any contract known to me, except for any such breach, default, violation or event which would not, individually or in the aggregate, have a Material Adverse Effect.

5.
The execution, delivery and performance of the Underwriting Agreement, the Terms Agreement and the Indenture and the consummation of the transactions contemplated thereby (including, without limitation, the issuance and sale of the Notes to the Underwriters) will not conflict with or constitute or result in a breach or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract known to me except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of the Subsidiaries, or (iii) (assuming compliance with all applicable state securities or "Blue Sky" laws) any statute, judgment, decree, order, rule or regulation known to me to be applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

6.
The Guarantees to be issued by the Georgia Guarantors and the Minnesota Guarantor have been duly authorized, executed and delivered by such Guarantors.

7.
Each of the Georgia Guarantors and the Minnesota Guarantor has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

8.
The Indenture has been duly authorized, executed and delivered by the Georgia Guarantors and the Minnesota Guarantor.

9.
The Underwriting Agreement has been duly authorized, executed and delivered by the Georgia Guarantors and the Minnesota Guarantor.

EXHIBIT A-4

10.
The Terms Agreement has been duly authorized, executed and delivered by the Georgia Guarantors and the Minnesota Guarantor.

11.
No consent, approval, authorization or order of any governmental authority is required for the issuance by the Georgia Guarantors and the Minnesota Guarantor of the Guarantees to the Underwriters, except such as may be required under Blue Sky laws, as to which I express no opinion, and those which have previously been obtained.

12.
To the best of my knowledge, the Company and the Subsidiaries have obtained all Permits necessary to conduct the businesses now or proposed to be conducted by them as described in the General Disclosure Package, the lack of which would, individually or in the aggregate, have a Material Adverse Effect; to the best of my knowledge, each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, except where such an event would not constitute a Material Adverse Effect.

13.
To the best of my knowledge, the Company and the Subsidiaries own or possess adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by them as described in the General Disclosure Package, except where such failure would not have a Material Adverse Effect, and to the best of my knowledge, none of the Company or the Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

14.
No legal or governmental proceedings are pending or, to the knowledge of such counsel, threatened to which any of the Company or the Subsidiaries is a party that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Offered Securities or the consummation of the other transactions described in the Prospectus under the caption "Use of Proceeds."

EXHIBIT A-5

Local Counsel Opinions

1.
[The/Each] [State] Guarantor is duly incorporated, validly existing and in good standing under the laws of [State] and has all corporate power and authority to own its properties and to conduct its business as described in the General Disclosure Package.

2.
The Guarantees to be issued by [the/each] [State] Guarantor[s] have been duly authorized by such [State] Guarantor[s] and, when executed and delivered by such [State] Guarantor[s], will be duly executed and delivered by such [State] Guarantor[s].

3.
[The/Each] [State] Guarantor[s] has all requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

4.
The Indenture has been duly authorized, executed and delivered by [the/each] [State] Guarantor[s].

5.
The Terms Agreement (including the provisions of the Underwriting Agreement) has been duly authorized, executed and delivered by [the/each] [State] Guarantor[s].

6.
The execution, delivery and performance of the Terms Agreement (including the provisions of the Underwriting Agreement), the Indenture and the Guarantees and the consummation of the transactions contemplated hereby and thereby by [the/each] [State] Guarantor[s] will not conflict with or constitute or result in a breach or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the certificate of incorporation or bylaws (or similar organizational document) of such [State] Guarantor[s], or (ii) (assuming compliance with all applicable state securities or "Blue Sky" laws) any statute, judgment, decree, order, rule or regulation known to such counsel to be applicable to [any of] the [State] Guarantor[s] or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

8.
No consent, approval, authorization or order of any governmental authority is required for the issuance by [any of] the [State] Guarantor[s] of the Guarantees, except such as may be required under Blue Sky laws or under the Securites Act of 1933, as to which such counsel need express no opinion, and those which have previously been obtained.

EXHIBIT A-6

CHEMTURA CORPORATION
("Company")

Debt Securities

TERMS AGREEMENT

April 19, 2006

To: The Representatives of the Underwriters identified herein

Dear Sirs:

        The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement filed as an exhibit to the Company's registration statement on Form S-3 (No. 333-133376) ("Underwriting Agreement"), the following securities ("Offered Securities") on the following terms:

        Title:    6.875% Notes Due 2016.

        Principal Amount:    $500,000,000.

        Interest:    6.875% per annum, from April 24, 2006, payable semiannually on June 1 and December 1, commencing December 1, 2006, to holders of record on the preceding May 15 or November 15, as the case may be.

        Maturity:    June 1, 2016.

        Optional Redemption:    At any time and from time to time at T+50.

        Sinking Fund:    None.

        Listing:    None.

        Purchase Price:    98.452% of principal amount ($492,261,971), plus accrued interest from April 24, 2006.

        Expected Reoffering Price:    99.452% of principal amount ($497,261,971), subject to change by the Representative.

        Applicable Time:    3:00 pm (Eastern Time) on the date of this Terms Agreement.

        Final Term Sheet:    The Company will prepare and file a final term sheet relating to the Offered Securities as contemplated in Section 5(b) of the Underwriting Agreement.

        Closing:    9:30 A.M. on April 24, 2006, at Cahill Gordon & Reindel llp, 80 Pine Street, New York, NY 10005, in Federal (same day) funds.

        Settlement and Trading:    Book-Entry Only via DTC.

        Blackout:    The initial blackout period (the "Blackout Period") will commence on the date of this Terms Agreement and will continue and include the date 60 days after the date of this Terms Agreement or such earlier date that the Representative consents to in writing; provided, however, that if (1) during the last 17 days of the initial Blackout Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Blackout Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Blackout Period, then in each case the Blackout Period

1

will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless the Representative waives, in writing, such extension. The Company will provide the Representative with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Blackout Period.

        The respective principal amounts of the Offered Securities to be purchased by each of the Underwriters are set forth opposite their names in Schedule A hereto.

        The provisions of the Underwriting Agreement are incorporated herein by reference.

        The Offered Securities will be made available for checking and packaging at the office of Cahill Gordon & Reindel llp at least 24 hours prior to the Closing Date.

        For purposes of Sections 2 and 7 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the General Disclosure Package or the Prospectus consists of the following information in the Prospectus furnished on behalf of each Underwriter: the information contained in the 7th, 8th, 9th, 11th and 12th paragraphs under the caption "Underwriting" in the prospectus supplement.

2

        If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Issuers and the several Underwriters in accordance with its terms.

Very truly yours,

CHEMTURA CORPORATION

By:	/s/ Karen R. Osar

By:	Karen R. Osar
Title:	Executive Vice President and Chief Financial Officer

A & M CLEANING PRODUCTS, LLC
AQUA CLEAR INDUSTRIES, LLC
ASCK, INC.
ASEPSIS, INC.
BIOLAB TEXTILE ADDITIVES, LLC
BIO-LAB, INC.
CHEMTURA USA CORPORATION
CNK CHEMICAL REALTY CORPORATION
CROMPTON COLORS INCORPORATED
CROMPTON HOLDING CORPORATION
CROMPTON MONOCHEM, INC.
ENENCO, INCORPORATED
GREAT LAKES CHEMICAL CORPORATION
GREAT LAKES CHEMICAL GLOBAL, INC.
GT SEED TREATMENT, INC.
HOMECARE LABS, INC.
ISCI, INC.
KEM MANUFACTURING CORPORATION
MONOCHEM, INC.
NAUGATUCK TREATMENT COMPANY
RECREATIONAL WATER PRODUCTS, INC.
UNIROYAL CHEMICAL COMPANY LIMITED (DELAWARE)
WEBER CITY ROAD LLC
WRL OF INDIANA, INC.

By:	/s/ Barry J. Shaiman

By:	Barry J. Shaiman
Title:	Secretary

3

        The foregoing Terms Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Paul Milcetic
Director
Acting on behalf of itself and as the Representative of the several Underwriters.

4

SCHEDULE A

Underwriter	Principal Amount
Credit Suisse Securities (USA) LLC	$267,500,000
Citigroup Global Markets Inc	70,000,000
ABN AMRO Incorporated	32,500,000
Banc of America Securities LLC	32,500,000
Greenwich Capital Markets, Inc	32,500,000
Morgan Stanley & Co. Incorporated	32,500,000
Wachovia Capital Markets, LLC	32,500,000

Total	$500,000,000.00

SCHEDULE B

General Use Issuer Free Writing Prospectuses

None.

Disclosure Referred to in Section 2(a) of the Underwriting Agreement

Term Sheet attached hereto as Annex B-1.

ANNEX B-1

CHEMTURA CORPORATION

6.875% NOTES DUE 2016

Pricing Term Sheet

Issuer:	Chemtura Corporation
Security Description:	Senior Notes
Face:	$500,000,000 (Upsized from $400,000,000)
Proceeds:	$497,261,971
Coupon:	6.875%
Maturity:	June 1, 2016
Offering Price:	99.452%
Yield to Maturity:	6.950%
Spread to Treasury:	192
Benchmark:	4.5% UST due 2/2016
Ratings:	Ba1/BB+
A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the Notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency, if it decides that circumstances warrant that change.
Interest Payment Dates:	June 1 and December 1
Commencing:	December 1, 2006
Make-Whole:	T+50
Trade Date:	4/19/2006
Settlement Date:	4/24/2006 (T+3)
CUSIP number:	163893 AA 8
Minimum Allocation:	$2,000
Increments:	$1,000
Gross Spread:	1.00%
Book Runners:	Credit Suisse Securities (USA) LLC $267,500,000
Citigroup Global Markets Inc. $70,000,000
Co-Managers:	ABN AMRO Incorporated $32,500,000
Banc of America Securities LLC $32,500,000
Greenwich Capital Markets, Inc. $32,500,000
Morgan Stanley & Co. Incorporated $32,500,000
Wachovia Capital Markets, LLC $32,500,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

QuickLinks

CHEMTURA CORPORATION Debt Securities UNDERWRITING AGREEMENT
Subsidiaries of the Company
Guarantors
Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
Form of Negative Assurance Letter of Skadden, Arps, Slate, Meagher & Flom LLP
Opinion of Lynn A. Schefsky, Senior Vice President and General Counsel of the Company
Local Counsel Opinions
CHEMTURA CORPORATION ("Company") Debt Securities TERMS AGREEMENT
SCHEDULE A
SCHEDULE B General Use Issuer Free Writing Prospectuses
Disclosure Referred to in Section 2(a) of the Underwriting Agreement
ANNEX B-1
CHEMTURA CORPORATION 6.875% NOTES DUE 2016 Pricing Term Sheet